Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated June 10, 2009, on the consolidated financial statements of U.S. Geothermal Inc. as of March 31, 2009 and 2008, as filed with the Form 10-K and by reference to the outstanding Forms S-3 (333-158355), S-3A (333-151858) and S-8 (141262) as previously filed.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

June 15, 2009